DMEAST #9934190 v1

                       OLD MUTUAL FUNDS II
                        ON BEHALF OF THE
                    OLD MUTUAL LARGE CAP FUND



                                                      January 22,
                                                             2008

Dear Shareholder:

The Old Mutual Large Cap Fund's Board of Trustees (the "Board") requests your vote on a proposal to merge the Old Mutual Large Cap Fund (the "Large Cap Fund") into the Old Mutual Focused Fund (the "Focused Fund" and together with the Large Cap Fund, the "Funds"). If the merger is approved by shareholders, you will receive shares of the Focused Fund equivalent in dollar value to your shares in the Large Cap Fund at the time of the merger.

The Board's recommendation to merge these Funds is based primarily on the Funds' compatibility. Both Funds are advised by Old Mutual Capital, Inc., sub-advised by Liberty Ridge Capital, Inc. and primarily invest in large capitalization companies that demonstrate sustainable long-term growth prospects. Merging the Funds will enable you to maintain your exposure to large capitalization, growth oriented companies while also enabling you to potentially benefit from the Focused Fund's non-diversified investment strategy and ability to invest in small and medium capitalization companies. The non-diversified investment strategy allows the Focused Fund to own larger positions in a smaller number of securities while the ability to invest in small and mid capitalization companies may offer greater potential for capital appreciation than investments in larger, more established companies.

In addition to the foregoing, the Board recommends merging the Funds so that shareholders may realize additional benefits such as an equal or potentially lower expense ratios than the Large Cap Fund's current expense ratios, enhanced portfolio management and operational efficiencies. It is also noteworthy that the merger is designed to be a tax-free reorganization, so you should not realize a tax gain or loss as a direct result of the merger. Additional details about the proposed merger are described in the enclosed Proxy Statement.

This proposal will be presented to shareholders at a special meeting of shareholders to be held on April 22, 2008 in Denver, Colorado. This package contains important information about the proposal, a proxy, a business reply envelope permitting you to vote by mail and simple instructions on how to vote by phone or via the Internet. We encourage you to read the entire Proxy Statement, which describes the proposal in detail.

THE LARGE CAP FUND'S BOARD HAS CAREFULLY CONSIDERED THE PROPOSAL,
BELIEVES  THE PROPOSAL TO BE IN THE BEST INTERESTS OF  LARGE  CAP
FUND  SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE  FOR
THE PROPOSAL.

      You can vote in one of four ways:

      BY MAIL using the enclosed proxy card;

       BY INTERNET through the website listed in the proxy voting instructions;

       BY TELEPHONE by calling 1-888-221-0697 and following the recorded instructions; or

       IN  PERSON at the Special Meeting of Shareholders on April
22, 2008.

Your vote is extremely important, no matter how many shares you own. If we do not receive sufficient votes to approve the proposal, we may have to send additional mailings or conduct telephone solicitations. If you have any questions about the proposal, please call our proxy solicitor, Broadridge at 1-866-586-0633.

Thank you for your response and we look forward to preserving your trust as a valued shareholder over the long term.

, Sincerely,
,
,
, Leigh A. Wilson
, Chairman
, Old Mutual Funds II

                       OLD MUTUAL FUNDS II
                    Old Mutual Large Cap Fund

                NOTICE OF MEETING OF SHAREHOLDERS
                  To Be Held on April 22, 2008

               4643 South Ulster Street, Suite 600
                     Denver, Colorado 80237

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of the Old Mutual Large Cap Fund (the "Large Cap Fund") of Old Mutual Funds II (the "Trust") will be held at the offices of Old Mutual Capital, Inc. ("Old Mutual Capital") located at 4643 South Ulster Street, Suite 600, Denver, Colorado 80237 on April 22, 2008, at 10:30 a.m. Mountain time (the "Meeting"), for the purpose of voting on the proposal set forth below and to transact such other business that may properly come before the Meeting, or any adjournments thereof:

     To approve a Plan of Reorganization that provides for the merger of the Large Cap Fund into the Old Mutual
     Focused Fund.

The  proposal  is  discussed in greater detail  in  the  attached
Prospectus/Proxy  Statement.  You are entitled  to  vote  at  the
Meeting or any adjournments thereof if you owned shares of the Large Cap Fund at the close of business on January 1, 2008. If you attend the Meeting or any adjournments thereof, you may vote your shares in person. Whether or not you intend to attend the Meeting or any adjournments thereof in person, you may vote in any of the following ways:

     (1)  Mail:  Vote,  sign, date and return  the  enclosed
          proxy   card(s)   in  the  enclosed   postage-paid
          envelope;

     (2) Telephone: Have your proxy card(s) available. Vote by telephone by calling the toll-free number on your proxy card(s) which is available 24 hours a day, 7 days a week. Enter the control number on the proxy card(s) (a confirmation of your telephone vote will be mailed to you); or

     (3) Internet: Have your proxy card(s) available. Vote on the Internet by accessing the website listed on your proxy card(s). Enter the control number from your proxy card(s). Follow the simple instructions found on the website.

, By order of the Board of Trustees,,
, ,
, ,
, Andra C. Ozols, Secretary,
, Old Mutual Funds II,
Dated:  January 22, 2008
Denver, Colorado

             COMBINED PROSPECTUS AND PROXY STATEMENT
                        January 22, 2008

            Relating to the Acquisition of Assets of
                    OLD MUTUAL LARGE CAP FUND

     By and In Exchange for Shares of Beneficial Interest of
                     OLD MUTUAL FOCUSED FUND

                   EACH A SERIES PORTFOLIO OF
                       OLD MUTUAL FUNDS II
               4643 South Ulster Street, Suite 600
                     Denver, Colorado 80237
                          888-772-2888


This document is being furnished to you in connection with the Special Meeting of Shareholders of Old Mutual Large Cap Fund (the "Large Cap Fund"), a series portfolio of Old Mutual Funds II, a Delaware statutory trust ("Old Mutual Funds II"), to be held on April 22, 2008 (the "Special Meeting"). At the Special Meeting, you will be asked to approve a Plan of Reorganization (the "Plan of Reorganization") for the Large Cap Fund and the consummation of the transactions described therein, as further described in this Combined Prospectus and Proxy Statement ("Prospectus/Proxy Statement"). The Board of Trustees of Old Mutual Funds II has
unanimously approved the Plan of Reorganization as being in the best interests of Large Cap Fund shareholders and recommends that you vote "FOR" the proposal.

The Plan of Reorganization provides for the reclassification of the shares of the Large Cap Fund and the change of the outstanding shares of the Large Cap Fund into shares of the Old Mutual Focused Fund ("Focused Fund" and together with the Large Cap Fund, the "Funds") based upon the net asset values of the two Funds (the "Merger"). All of the assets and liabilities of the Large Cap Fund will become assets and liabilities of the Focused Fund, and Class A shares of the Large Cap Fund will be reclassified as Class A shares of the Focused Fund, Class C shares  of  the Large Cap Fund will be reclassified  as  Class  C shares of the Focused Fund, Institutional Class shares of the Large Cap Fund will be reclassified as Institutional Class shares of the Focused Fund, and Class Z shares of the Large Cap Fund will be reclassified as Class Z shares of the Focused Fund. The value of your account in the Focused Fund immediately after the Merger will be the same as the value of your account in the Large Cap Fund immediately before the Merger.

The Large Cap Fund is classified as a diversified series portfolio and the Focused Fund is classified as a non-diversified series portfolio of Old Mutual Funds II, an open-end, series management investment company. The difference between a diversified and a non-diversified portfolio is explained in the Question and Answer section of this Prospectus/Proxy Statement. Old Mutual Capital, Inc. ("Old Mutual Capital") serves as the investment advisor to both Funds.

The investment objectives of the Large Cap Fund and the Focused Fund are similar in that both Funds invest primarily in large capitalization companies that demonstrate sustainable long-term growth prospects. In addition, both Funds are sub-advised by Liberty Ridge Capital, Inc. ("Liberty Ridge"). The Focused Fund seeks to provide investors with above-average total returns over a three to five year market cycle by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small, medium and large capitalization companies. While the Focused Fund may invest in companies of any market capitalization, the Fund generally invests in large capitalization companies that Liberty Ridge believes have sustainable long-term growth prospects but are currently trading at modest relative valuations. Similarly, the Large Cap Fund seeks to provide investors with long-term capital growth by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of large-cap companies. For additional information regarding the Funds' investment strategies, see the "Introduction - Comparison of Investment Objectives and Policies" section of this Prospectus/Proxy Statement.

This Prospectus/Proxy Statement sets forth the information that you should know before voting on the Plan of Reorganization. It should be read in its entirety and retained for future reference. The Statement of Additional Information related to this Prospectus/Proxy Statement dated January 22, 2008, is available upon request and without charge by contacting Old Mutual Funds II at the address or telephone number above, and is hereby incorporated by reference.

Like shares of the Large Cap Fund, shares of the Focused Fund are not deposits or obligations of, or guaranteed or endorsed by, any financial institution, are not insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency and involve risk, including the possible loss of the principal amount invested.

The current prospectus for Class A and Class C shares of both Large Cap Fund and Focused Fund and the current prospectus for Class Z and Institutional Class shares for both Large Cap Fund and Focused Fund, each dated June 4, 2007, as supplemented, together with the related statement of additional information for Class A, Class C, Institutional Class and Class Z shares of both Large Cap Fund and Focused Fund dated November 19, 2007, as supplemented, are on file with the Securities and Exchange Commission (the "SEC") and are incorporated into this Prospectus/Proxy Statement by reference. A copy of the current prospectus is included as Appendix II to this Prospectus/Proxy Statement. The prospectuses, as well as the most recent annual report and semi-annual report for Old Mutual Funds II, are available without charge by writing to Old Mutual Funds II, P.O. Box 219534, Kansas City, Missouri 64121-9534, or by calling 888-772-2888. The SEC maintains a website at http://www.sec.gov that contains the prospectuses and statement of additional information described above, material incorporated by reference, and other information about Old Mutual Funds II. You can obtain additional information about the Large Cap Fund and the Focused Fund on the Old Mutual Funds II website located at oldmutualfunds.com.

As with all mutual fund securities, the SEC has not approved or disapproved these securities or determined whether the information in this Prospectus/Proxy Statement is adequate or accurate. Any representation to the contrary is a criminal offense.

                    [End of Front Cover Page]

                       OLD MUTUAL FUNDS II
                    Old Mutual Large Cap Fund

                        TABLE OF CONTENTS

                                                             Page

INTRODUCTION                                                   1
     A.   QUESTIONS AND ANSWERS REGARDING THE MERGER           1
     B.   COMPARISON OF INVESTMENT OBJECTIVES AND POLICIES     5
     C.   COMPARISON OF DISTRIBUTION, PURCHASE AND
          REDEMPTION POLICIES, AND EXCHANGE RIGHTS             5
     D.   COMPARISON OF RISK FACTORS                           8
     E.   COMPARISON OF FEES AND EXPENSES                      9
     F.   COMPARISON OF PERFORMANCE                           12
THE MERGER                                                    14
     A.   INFORMATION ABOUT THE MERGER                        14
     B.   REASONS FOR THE MERGER                              15
     C.   FEDERAL INCOME TAX CONSEQUENCES                     16
     D.   OTHER CONDITIONS                                    18
     E.   SHAREHOLDERS' RIGHTS                                19
     F.   CAPITALIZATION                                      19
OTHER INFORMATION ABOUT THE FUNDS                             20
     A.   INVESTMENT ADVISOR AND SUB-ADVISOR                  20
     B.   PORTFOLIO MANAGER                                   21
     C.   FINANCIAL HIGHLIGHTS                                21
     D.   ADDITIONAL INFORMATION ABOUT THE FUNDS              26
OWNERSHIP OF FUND SHARES                                      26
LEGAL MATTERS                                                 30
INFORMATION FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION                                                    30
VOTING INFORMATION                                            30

APPENDIX I                                Plan of Reorganization
APPENDIX II                    Prospectus of Old Mutual Funds II
                          INTRODUCTION

The "Introduction" section of this Prospectus/Proxy Statement provides a brief overview of the key features and other matters typically of interest to shareholders considering a proposed merger between mutual funds. These responses are qualified in their entirety by the remainder of this Prospectus/Proxy Statement, which you should read carefully because it contains additional information and details regarding the proposed merger. The description of the Merger is qualified by reference to the full text of the Plan of Reorganization, which is attached as Appendix I.

       A.   Questions and Answers Regarding the Merger

Q.   WHAT IS BEING PROPOSED?

A. The Plan of Reorganization provides for the reclassification and change of the issued and outstanding Large Cap Fund shares into Focused Fund shares (the "Merger"). If shareholders of the Large Cap Fund approve the Plan of Reorganization and other closing conditions are satisfied, all of the assets and liabilities of the Large Cap Fund will become the assets and liabilities of the Focused Fund, and the issued and outstanding Class A, Class C, Institutional Class and Class Z shares of the Large Cap Fund will be converted into Class A, Class C, Institutional Class and Class Z shares, respectively, of the Focused Fund that have a net asset value equal to the value of the Large Cap Fund net assets immediately prior to the Merger. The value of each Large Cap Fund shareholder's account in the Focused
     Fund immediately after the Merger will be the same as the value of such shareholder's account with Large Cap Fund immediately prior to the Merger.

Q.   WHY IS THE MERGER IN THE BEST INTERESTS OF SHAREHOLDERS?

     A. The Board of Trustees (the "Board") of Old Mutual Funds II, including each of the independent Trustees, determined that the Merger would be in the best interests of both Funds and their shareholders based on the following factors, among others:

     - The compatibility of the investment objectives and principal investment strategies of the two Funds.

- The continuity of management given that Old Mutual Capital and Liberty Ridge are the advisor and sub-advisor, respectively, to both Funds.
- Old Mutual Capital's agreement to extend the expense limitations for the Focused Fund's Class A, Class C, Institutional Class and Class Z shares to 1.40%, 2.15%, 0.80% and 1.15%, respectively, through March 31, 2009.
- Equal or potentially lower expense ratios for the combined Fund resulting from increased asset levels and corresponding economies of scale.
- Old Mutual Capital's belief that the combined Fund will have improved marketability based upon its historical performance record and thus will be better poised to attract new assets and enable shareholders to benefit from economies of scale.
- The potential operating efficiencies that may result from combining the Funds.
- The tax-free nature of the Merger for Federal income tax purposes, so shareholders should not realize a tax gain or loss as a direct result of the Merger.
- The high percentage of portfolio holdings continuity between the Funds.
Q.   WHAT IS THE RECOMMENDATION OF THE BOARD OF TRUSTEES?

A.   The Board recommends that you vote "FOR" the Merger.

Q.   DO THE FUNDS HAVE THE SAME INVESTMENT OBJECTIVE?

A. The investment objectives of the Large Cap Fund and the Focused Fund are similar in that both Funds are sub-advised by Liberty Ridge and invest primarily in large capitalization companies. However, the Large Cap Fund seeks to provide investors with long-term capital growth by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of large-cap companies, while the Focused Fund seeks to provide investors with above-average total returns over a three to five year market cycle by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small, medium and large capitalization companies. The Focused Fund may invest in companies of any market capitalization, however, the Fund generally invests in large capitalization companies that Liberty Ridge believes have sustainable long-term growth prospects but are currently trading at modest relative valuations.

Q.   WHAT ARE THE PRIMARY DIFFERENCES IN THE INVESTMENT
     STRATEGIES AND RISKS OF THE FUNDS?

A. While the Large Cap Fund is classified as a "diversified" fund, the Focused Fund is classified as a "non-diversified" fund, which means that the Focused Fund may own larger positions in a smaller number of securities than funds that are classified as "diversified". The Focused Fund may invest up to 25% of its total assets in the securities of one issuer. This means that an increase or decrease in the value of a single security likely will have a greater impact on the Fund's net asset value ("NAV") and total return than a diversified fund. The Focused Fund's share price may also be more volatile than those of funds classified as "diversified".

     In addition, the Large Cap Fund normally invests at least 80% of its net assets in securities of large capitalization issuers, while the Focused Fund normally invests at least 80% of its net assets in securities of small, medium and large capitalization issuers but generally invests in large capitalization companies. This means that to the extent the Fund invests in small and medium capitalization issuers, it may be exposed to greater risk of loss and price fluctuation. In addition, trading markets for small and medium capitalization issuers may be less liquid and more volatile than trading markets for large capitalization issuers.

Q.   HOW DO THE FUNDS COMPARE IN SIZE?

A. As of December 31, 2007, the Large Cap Fund's net assets were $70.7 million and the Focused Fund's net assets were $49.0 million. The asset size of each Fund fluctuates on a daily basis and the asset size of the Focused Fund after the Merger may be larger or smaller than the combined assets of the Funds as of December 31, 2007.

Q.   WILL THE PROPOSED MERGER RESULT IN HIGHER INVESTMENT
     ADVISORY FEE OR OTHER FUND EXPENSES?

A. The investment advisory fee and the current net expense ratios for the Large Cap Fund and the Focused Fund are the same. The projected total expense ratios of the Focused Fund following the completion of the Merger are expected to be equal to or lower than the current expense ratios of the Large Cap Fund. In addition, Old Mutual Capital has agreed to cap the total expenses of the Focused Fund's Class A, Class C, Institutional Class and Class Z shares to 1.40%, 2.15%, 0.80% and 1.15%, respectively, through March 31, 2009.

Q.   WHAT ARE THE TAX CONSEQUENCES OF THE PROPOSED MERGER?

A. Legal counsel to the Large Cap Fund and the Focused Fund will issue an opinion to Old Mutual Funds II that the Merger will constitute a tax-free reorganization for Federal income tax purposes. Thus, shareholders are not expected to be subject to Federal income taxes as a direct result of the Merger.

Q.   WILL THE SHAREHOLDER SERVICES PROVIDED BY OLD MUTUAL CAPITAL
     CHANGE?

A. No. Old Mutual Capital manages the Large Cap Fund and the Focused Fund. The custodian, transfer agent and distributor are also the same for both Funds. Purchase, exchange and redemption privileges are also the same for both Funds. Please consult your financial intermediary for information on any services provided by them to the Funds.

Q.   CAN I CONTINUE TO ADD TO MY LARGE CAP FUND ACCOUNT?

A.   Yes.   Large  Cap  Fund shareholders may  continue  to  make
     investments in the Large Cap Fund until at least the date of shareholder approval (anticipated on April 22, 2008).

Q.   WHAT HAPPENS IF THE MERGER IS NOT APPROVED?

A.   Any shares you held in the Large Cap Fund would remain Large
     Cap Fund shares. The Large Cap Fund and the Focused Fund would each continue to operate separately and the Board would determine what further action, if any, to take.

Q.   WILL  EITHER FUND PAY FOR THE PROXY SOLICITATION, LEGAL  AND
     OTHER COSTS ASSOCIATED WITH THE PROPOSED MERGER?

A. The Funds will incur all costs associated with the Merger, subject to current expense limitations. Costs associated with the Merger generally include printing and mailing costs, solicitation costs, legal costs, costs paid to the
     Funds' independent registered public accounting firm, and other miscellaneous costs. All costs associated with the Merger will be allocated between the Funds on a pro rata basis based on each Fund's relative net assets. Broadridge has been retained to assist in the solicitation of shareholder proxies, at an estimated cost of $37,000, plus expenses.

Q.   IF APPROVED, WHEN WILL THE PROPOSED MERGER TAKE PLACE?

A. If approved, the Merger will occur on or about April 25, 2008, or as soon as reasonably practicable after shareholder approval is obtained. Shortly after completion of the Merger, shareholders will receive a confirmation statement reflecting their new Focused Fund account number and number of shares owned.

Q.   WHAT IF I WANT TO EXCHANGE MY SHARES FOR ANOTHER OLD MUTUAL
     FUND PRIOR TO THE MERGER?

A. You may exchange your shares into other mutual funds advised by Old Mutual Capital (each an "Old Mutual Fund") before the Closing Date by calling 888-772-2888 or contacting your financial intermediary. If you choose to exchange your Large Cap Fund shares for another Old Mutual Fund, your request will be treated as a normal exchange of shares and will be a taxable transaction unless your shares are held in a tax-deferred account, such as an IRA. If you exchange your shares before the date of the Special Meeting or any adjournments thereof, you will still be asked to cast your vote on the Merger.

Q.   HOW MANY VOTES AM I ENTITLED TO CAST?

A.   You  are  entitled to one vote for each dollar of net  asset value of shares held in your name as of January 1, 2008,  as determined as of the close of business on December 31,  2007
     (the "Record Date").

Q.   HOW CAN I VOTE MY SHARES?

A. You are entitled to vote at the Special Meeting or any adjournments thereof if you owned shares of the Fund at the close of business on January 1, 2008. If you attend the Special Meeting or any adjournments thereof, you may vote your shares in person. Whether or not you intend to attend the Special Meeting or any adjournments thereof in person, you may vote in any of the following ways:

     (1)  Mail:  Vote,  sign, date and return  the  enclosed
          proxy   card(s)   in  the  enclosed   postage-paid
          envelope;

     (2) Telephone: Have your proxy card(s) available. Vote by telephone by calling the toll-free number on your proxy card(s) which is available 24 hours a day, 7 days a week. Enter the control number on the proxy card(s) (a confirmation of your telephone vote will be mailed to you); or

     (3) Internet: Have your proxy card(s) available. Vote on the Internet by accessing the website listed on your proxy card(s). Enter the control number from your proxy card(s). Follow the simple instructions found on the website.

Q.   IF I VOTE MY PROXY NOW, CAN I CHANGE MY VOTE LATER?

A. If you vote your proxy now, you may revoke it at any time prior to its exercise by executing a superseding proxy or by submitting a notice of revocation to the Secretary of Old Mutual Funds II. In addition, although mere attendance at the Special Meeting will not revoke a proxy, if you attend the Special Meeting you may withdraw your proxy and vote in person.

Q.   WHAT IS THE REQUIRED VOTE TO APPROVE THE PROPOSED MERGER?

A. At the Special Meeting, a quorum being present, approval of the Merger requires the affirmative vote of a "majority of the outstanding voting securities" of the Large Cap Fund as defined by the Investment Company Act of 1940, as amended (the "1940 Act"). This means the lesser of: (a) the affirmative vote of 67% or more of the voting securities of Large Cap Fund present or represented by proxy at the Special Meeting, if the holders of more than 50% of the outstanding voting securities of Large Cap Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of Large Cap Fund.

Q.   WHOM SHOULD I CALL FOR ADDITIONAL INFORMATION ABOUT THIS
     PROSPECTUS/PROXY STATEMENT?

A.   Please call the proxy solicitor, Broadridge, at 1-866-586-
     0633 to obtain additional information regarding the proposed merger.

       B.   Comparison of Investment Objectives and Policies

The investment objectives of the Large Cap Fund and the Focused Fund are similar in that both Funds invest primarily in large capitalization companies. In addition, both Funds are advised by Old Mutual Capital and sub-advised by Liberty Ridge. The Large Cap Fund seeks to provide investors with long-term capital growth by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of large-cap companies. The Focused Fund seeks to provide investors with above-average total returns over a three to five year market cycle by investing at least 80% of its net assets (plus any borrowings for investment purposes) in equity securities of small, medium and large capitalization companies. While the Focused Fund may invest in companies of any market capitalization, the Fund generally invests in large capitalization companies that Liberty Ridge believes have sustainable long-term growth prospects but are currently trading at modest relative valuations.

Merging the Funds will enable Large Cap Fund shareholders to primarily maintain exposure to large capitalization, growth oriented companies while increasing exposure to small and medium capitalization companies. In addition, because the Large Cap Fund is classified as a diversified investment company and the Focused Fund is classified as a non-diversified investment company, merging the Funds will enable Large Cap Fund shareholders to potentially benefit from the Focused Fund's non-diversified investment strategy. The non-diversified investment strategy allows the Focused Fund to own larger positions (up to 25% of its total assets) in a smaller number of securities. Both Funds use the Standard & Poor's ("S&P") 500r Index as a benchmark. The Focused Fund also uses the Russell 3000r Index as an additional benchmark.

The annual portfolio turnover rate for the Large Cap Fund was 176.89% for the fiscal year ended March 31, 2007. The Focused Fund's portfolio turnover rate for the same period was 95.63%. A fund with a higher rate of portfolio turnover will result in higher transaction costs and may result in additional taxes for shareholders as compared to a fund with less portfolio turnover.

       C.   Comparison of Distribution, Purchase and Redemption
          Policies, and Exchange Rights

Shares of the Large Cap Fund and the Focused Fund are distributed by Old Mutual Investment Partners, a wholly-owned subsidiary of Old Mutual Capital. Both the Large Cap Fund and the Focused Fund pay Old Mutual Investment Partners a service fee at an annual rate of 0.25% of the average daily net assets attributable to
Class  A  shares  and a distribution fee and service  fee  at  an annual combined rate of 1.00% of the average daily net assets attributable to Class C shares. For more information on distribution and service fees, refer to the Old Mutual Funds II prospectus attached as Appendix II to this Prospectus/Proxy Statement.

Purchase, exchange and redemption procedures are the same for the Large Cap Fund and the Focused Fund. These procedures, as well as other features related to investing in the Funds are summarized below. A more complete description may be found in the Old Mutual Funds II prospectus attached as Appendix II to this Prospectus/Proxy Statement.

     Purchase Procedures

Purchases of shares of each Fund may be made on any day on  which
the  New York Stock Exchange ("NYSE") is open for business.   The
price per share you will pay to invest in each Fund is its NAV next calculated after your order is accepted.

Shares may be purchased through the following methods:

     Through a Financial Intermediary:
          Contact your broker, investment advisor, financial planner, retirement plan sponsor or other financial intermediary.

     In Writing:
          Complete the application.
          Mail your completed application and a check to:

          Regular Mail:
          Old Mutual Funds II
          P.O. Box 219534
          Kansas City, Missouri  64121-9534

          Overnight Mail:
          Old Mutual Funds II
          210 West 10th Street, 8th Floor
          Kansas City, Missouri  64105

     By Telephone:
          Call us at 888-772-2888 to receive an account application and receive an account number.

     By Wire:
          Call us at 888-772-2888 to receive an application and account number. Wire your investment to the bank listed below.

     United Missouri Bank of Kansas City, N.A.

          ABA # 10-10-00695
          Account # 98705-23469

     Include the following information with the wiring instructions:
          Fund name in which you wish to invest
          Your name
          Your Social Security or tax ID number
          Your account number

     Return the account application.

The minimum investment is $2,500 per Fund for non-retirement accounts. For certain tax-deferred accounts, the minimum investment is $2,000. For UGMA/UTMA, Coverdell Education Savings Accounts or Systematic Investment Plans, the minimum investment is $500. Investors in a defined contribution plan through a third party administrator should refer to their plan document or contact their plan administrator for additional investment information. Institutional Class shares are available to certain categories of eligible investors with a minimum initial investment of $1 million in each Fund. Other institutional investors who invest at least $2 million in each Fund are eligible to purchase Institutional Class shares.

The NAV per share class of each Fund is calculated by dividing the total net assets of each class of each Fund by the total number of that class's shares outstanding of that Fund. NAV is determined as of the close of regular trading on the NYSE (normally 4:00 p.m. Eastern time) on each day that the NYSE is open. NAV is not calculated, and you may not conduct Fund transactions, on days the NYSE is closed (generally weekends and New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day).

The Funds use pricing services to determine the market value of the securities in their portfolios. The Funds generally use the market price of securities as of the close of regular trading on the NYSE to value equity securities held in the Funds' portfolios, except that securities traded primarily on the NASDAQ Stock Market ("NASDAQ") are normally valued by the Fund at the NASDAQ Official Closing Price provided by NASDAQ each business day.

There  is  no  initial  sales  charge  applicable  to  Class   C,
Institutional Class and Class Z shares of either the Large Cap Fund or the Focused Fund. Both Large Cap Fund and Focused Fund Class A shares are sold with an initial sales charge ranging from 2.00% to 5.75% of the offering price on purchases up to $1 million. In addition, if you purchase $1,000,000 or more of Class A shares and redeem those shares within 12 months from the date of purchase, you may pay a 1.00% contingent deferred sales charge at the time of redemption. Large Cap Fund and Focused Fund Class C shares have a contingent deferred sales charge of 1.00% if redeemed within the first 12 months. For more information, see the Old Mutual Funds II prospectus attached as Appendix II to this Prospectus/Proxy Statement.

You will not pay a sales charge in connection with the acquisition of Focused Fund shares pursuant to the Merger. In addition, the holding period for purposes of calculating any contingent deferred sales charge applicable to Class A or Class C shares of the Focused Fund received pursuant to the Merger will be the date of original purchase of the corresponding Class A or Class C shares of the Large Cap Fund and not the date of the Merger.

     Exchange Procedures

Generally, you may exchange some or all shares of a particular class of a Fund for the same class of another Fund advised by Old Mutual Capital that offers such class of shares. In addition, Class Z shares may be exchanged for Institutional Class shares of the same Fund, subject to the investment qualifications and minimums of Institutional Class shares.

     Redemption Procedures

You may sell your shares at the shares' NAV any day the NYSE is open for business. Sale orders received by the Funds' transfer agent or other authorized representatives by 4:00 p.m. Eastern time will be priced at the Fund's next calculated NAV. The Funds generally send payment for your shares the business day after your order is accepted.

The Funds impose a 2.00% redemption/exchange fee subject to certain exceptions as described in the Funds' prospectus on the total redemption proceeds before applicable deferred sales charges or on the NAV of shares exchanged within 10 calendar days of their purchase. The holding period for purposes of calculating whether a redemption or exchange fee applies will be the date of original purchase of the shares, and not the date of the Merger.

       D.   Comparison of Risk Factors

Each Fund may invest in various types of securities or use certain investment techniques to achieve its investment objective. The following is a summary of the principal risks associated with such securities and investment techniques. Additional information about these risks is included in the Funds' prospectus attached as Appendix II to this Prospectus/Proxy Statement. As with any security, an investment in either Fund involves certain risks, including loss of principal. An investment in the Funds is not a deposit of a bank and is not insured by the Federal Deposit Insurance Corporation or any other government agency. The fact that a particular risk is not identified does not indicate that a Fund does not invest its assets in, or is precluded from investing its assets in, securities that give rise to that risk.

     Similar Risk Factors of the Funds

Like all investments in securities, you risk losing money by investing in the Funds. The main risks of investing in each Fund are as follows:

Stock Market Risk. The value of the stocks and other securities owned by the Funds will fluctuate depending on the performance of the companies that issued them, general market and economic conditions, and investor confidence. The market may also fail to recognize Liberty Ridge's determination of an investment's value or Liberty Ridge may misgauge that value.

Industry and Sector Risk. Companies that have similar lines of business are grouped together in broad categories called industries. Certain industries are grouped together in broader categories called sectors. The Funds may focus their investments in certain industries within a sector, which may cause the Funds' performance to be susceptible to the economic, business or other developments that affect those industries.

     Primary Differences in Risk Factors of the Funds

Non-Diversified Fund Risk. Unlike the Large Cap Fund, the Focused Fund is classified as a "non-diversified" which means that it may own larger positions in a smaller number of securities than funds that are "diversified." The Focused Fund may invest up to 25% of its total assets in the securities of any one issuer. This means that an increase or decrease in the value of a single security likely will have a greater impact on the Fund's NAV and total return than a diversified fund. The Fund's share price may also be more volatile than those of funds classified as "diversified".

Small and Mid-Cap Company Risk. Although the Focused Fund primarily invests in large capitalization companies, unlike the Large Cap Fund the Focused Fund may invest more of its assets in small and medium capitalization companies. Small and medium capitalization companies may offer greater potential for capital appreciation than larger more established companies but they may also involve greater risk of loss and price fluctuation. The trading markets for securities of small and medium capitalization issues may be less liquid and more volatile than securities of larger companies, and the Focused Fund may have greater difficulty buying or selling a security of a small or medium capitalization issuer at an acceptable price, especially in periods of market volatility.

More information regarding the risks of investing in the Funds is included in the Old Mutual Funds II prospectus included as Appendix II.

       E.   Comparison of Fees and Expenses

The following tables compare the fees and expenses you may incur directly or indirectly as an investor in the Large Cap Fund and the Focused Fund and show the projected estimated fees and expenses of the Focused Fund ("pro forma") assuming the Merger is approved and is consummated on the Closing Date. Annual operating expenses for the Funds shown below have been restated to reflect expenses as of September 30, 2007 and were determined based on each Fund's net assets as of September 30, 2007. Shareholder transaction fees are paid directly from your account. Annual operating expenses are paid out of the Fund's assets. Additional fees may be imposed by your investment advisor or broker.

                     Fees and Expenses Table
, , Class A, , Class C, , Institutional Class, , Class Z Shareholder Fees (fees paid directly from your investment), , , , , , , ,
, , , , , , , ,
Maximum Sales Charge (Load)
(as a percentage of offering price and paid directly from your investment), , 5.75%, , None, , None, , None
, , , , , , , ,
Maximum Deferred Sales Charge (Load) (as a percentage of original purchase price and paid directly from your investment), , None(1), , 1.00%, , None, , None
, , , , , , , ,
Short Term Redemption/Exchange Fee (as a percentage of amount redeemed or exchanged and paid directly from your investment), , 2.00%(2), , 2.00%(2), , 2.00%(2), , 2.00%(2)
, , , , , , , ,
Maximum Account Fee
(assessed annually on certain accounts under $1,000), , $12.00, , $12.00, , $12.00, , $12.00

                 Annual Fund Operating Expenses
          (expenses that are deducted from Fund assets)
 , , Management Fees(3), , Distribution (12b-1) Fees, , Service Fees, , Other Expenses, , Total Other Expenses, , Total Annual
           Operating Expenses, , Expense (Reduction)/
Recoupment, , Net Annual Operating Expenses(4)
Class A, , , , , , , , , , , , , , , ,
Large Cap Fund (Unaudited), , 0.75%, , None, , 0.25%, , 4.15%, ,
4.40%, , 5.15%, , (3.75%), , 1.40%
, , , , , , , , , , , , , , , ,
Focused Fund (Unaudited), , 0.75%, , None, , 0.25%, , 0.79%, ,
1.04%, , 1.79%, , (0.39%), , 1.40%
, , , , , , , , , , , , , , , ,
Focused Fund (Estimated Pro Forma) (Unaudited), , 0.75%, , None, , 0.25%, , 0.73%, , 0.98%, , 1.73%, , (0.33%), , 1.40%
, , , , , , , , , , , , , , , ,
Class C, , , , , , , , , , , , , , , ,
Large Cap Fund (Unaudited), , 0.75%, , 0.75%, , 0.25%, , 11.97%,
, 12.22%, , 13.72%, , (11.57%), , 2.15%
, , , , , , , , , , , , , , , ,
Focused Fund (Unaudited), , 0.75%, , 0.75%, , 0.25%, , 6.14%, ,
6.39%, , 7.89%, , (5.74%), , 2.15%
, , , , , , , , , , , , , , , ,
Focused Fund (Estimated Pro Forma) (Unaudited), , 0.75%, , 0.75%, , 0.25%, , 4.60%, , 4.85%, , 6.35%, , (4.20%), , 2.15%
, , , , , , , , , , , , , , , ,
Institutional Class, , , , , , , , , , , , , , , ,
Large Cap Fund (Unaudited), , 0.75%, , None, , None, , 2,440.91%, , 2,440.91%, , 2,441.66%, , (2,440.81%), , 0.85%
, , , , , , , , , , , , , , , ,
Focused Fund (Unaudited), , 0.75%, , None, , None, , 2,467.81%, , 2,467.81%, , 2,468.56%, , (2,467.76%), , 0.80%
, , , , , , , , , , , , , , , ,
Focused Fund (Estimated Pro Forma) (Unaudited), , 0.75%, , None, , None, , 1,983.04%, , 1,983.04%, , 1,983.79%, , (1,982.99%), ,
0.80%
, , , , , , , , , , , , , , , ,
Class Z, , , , , , , , , , , , , , , ,
Large Cap Fund (Unaudited), , 0.75%, , None, , None, , 0.50%, , 0.50%, , 1.25%, , (0.10%), , 1.15%
, , , , , , , , , , , , , , , ,
Focused Fund (Unaudited), , 0.75%, , None, , None, , 0.62%, , 0.62%, , 1.37%, , (0.22%), , 1.15%
, , , , , , , , , , , , , , , ,
Focused Fund (Estimated Pro Forma) (Unaudited), , 0.75%, , None, , None, , 0.45%, , 0.45%, , 1.20%, , (0.05%), , 1.15%
(1) If you purchase $1,000,000 or more Class A shares and redeem these shares within 12 months from the date of purchase, you may pay a 1% CDSC at the time of redemption.
(2) To prevent the Funds from being adversely affected by the transaction costs associated with short-term trading activity, the Funds will redeem shares at a price equal to the NAV of the shares, less an additional transaction fee equal to 2.00% of the NAV of all such shares redeemed within 10 calendar days of their purchase. Such fees are not sales charges or contingent deferred sales charges, but are retained by the Funds for the benefit of all shareholders. See the "Policy Regarding Excessive or Short-Term Trading" section of the Funds' prospectus attached as Appendix II to this Prospectus/Proxy Statement for more details.
(3) The "Management Fees" information in the table includes fees for advisory and administrative services.
(4) These are the expenses you should expect to pay as an investor in these Funds as a result of Old Mutual Capital's contractual agreement to waive through March 31, 2009 that portion, if any, of the annual management fee payable by the Funds and to pay certain expenses of the Funds to the extent necessary to ensure that the total annual operating expenses (excluding brokerage costs, interest, taxes, dividend and interest expenses on short sales, litigation, indemnification, and extraordinary expenses) do not exceed 1.40%, 2.15%, 1.15% and 0.85% for the Large Cap Fund's Class A, Class C, Class Z and Institutional Class shares, respectively; 1.40%, 2.15%, 1.15% and 0.80% for the Focused Fund's Class A, Class C, Class Z and Institutional Class shares, respectively; and 1.40%, 2.15%, 1.15% and 0.80% for the post-Merger Focused Fund's Class A, Class C, Class Z and Institutional Class shares, respectively. In addition, Old Mutual Capital has agreed to separate limitations on the two components of the Funds' total annual operating expenses: fund level expenses (e.g. management fees, custody fees, trustee fees), and class level expenses (e.g. distribution and/or service fees, transfer agency fees, state registration costs, printing and distribution costs). The Large Cap Fund's fund level expenses are limited to 0.81% for each class and class level expenses are limited to 0.59%, 1.34%, 0.34% and 0.04% for the Fund's Class A, Class C, Class Z and Institutional Class shares, respectively. The Focused Fund's and the post-Merger Focused Fund's fund level expenses are limited to 0.80% for each class and class level expenses are limited to 0.60%, 1.35%, 0.35% and 0.00% for the Funds' Class A, Class C, Class Z and Institutional Class shares, respectively. Old Mutual Capital's agreement to limit fund level and class level expenses may result in Old Mutual Capital waiving fees or reimbursing Fund expenses even though the Fund's total annual operating expenses are below the annual operating expense limit. Through December 31, 2008, Old Mutual Capital may be entitled to reimbursement of any fees waived or expenses absorbed pursuant to this arrangement in any fiscal year in which the Fund's total assets are greater than $75 million, its operating expenses are less than the expense limits discussed above, and the reimbursement is made within three years after the fees were waived or expenses absorbed. Thereafter through March 31, 2009, Old Mutual Capital may be entitled to reimbursement of any fees waived or expenses absorbed pursuant to this arrangement if such reimbursement does not cause the operating expenses of the Fund in the year of reimbursement to exceed the expense limitation in effect in the year for which fees are being reimbursed and the reimbursement is made within three years after the fees were waived or expenses absorbed. Old Mutual Capital and the Fund's former advisor have agreed not to seek reimbursement for fees waived or expenses absorbed by the former advisor.

     Old  Mutual Capital has also contractually agreed  to  limit the operating expenses of the Funds (excluding brokerage costs, interest, taxes, dividend and interest expenses on short sales, litigation, indemnification, and extraordinary expenses) to an annual rate of 3.00%, 3.75%, 2.75% and 2.75% for the Funds' Class A, Class C, Class Z and Institutional Class shares, respectively, through December 31, 2018. Old Mutual Capital will consider further reductions to these limits on an annual basis. Old Mutual Capital may be entitled to reimbursement of any fees waived pursuant to this arrangement if such reimbursement does not cause the operating expenses of the Fund in the year of reimbursement to exceed the expense limitation in effect in the year for which fees are being reimbursed and the reimbursement is made within three years after the fees were waived or expenses absorbed.

This example is intended to help you compare the cost of investing in the Funds and in the combined Fund on a pro forma basis. The examples make four assumptions: 1) you invest $10,000 in each Fund and in the Focused Fund after the Merger for the time periods shown; 2) you redeem all your shares at the end of those time periods; 3) you earn a 5% return on your investment each year; and 4) the Fund's operating expenses remain the same for the time periods shown and include the lesser of the Total Annual Operating Expenses as presented in the Fees and Expenses Table or the effect of contractual fee waivers and expense reimbursements for the period of the contractual commitment. The example is hypothetical. Your actual costs may be higher or lower.

                        Your Cost Tables

, , Large Cap Fund, , Focused Fund
, , 1 Year, , 3 Years, , 5 Years, , 10 Years, , 1 Year, , 3 Years, , 5 Years, , 10 Years
Class A, , $709, , $1,307, , $1,929, , $3,596, , $709, , $1,070,
, $1,454, , $2,530
Class C, , $318, , $999, , $1,800, , $3,891, , $318, , $999, ,
$1,800, , $3,891
Class Z, , $117, , $386, , $676, , $1,502, , $117, , $412, ,
$729, , $1,627
Institutional Class, , $87, , $673, , $1,286, , $2,942, , $82, ,
$668, , $1,281, , $2,938

, , , Estimated Pro Forma:,
, , , Focused Fund,
, , , 1 Year, , 3 Years, , 5 Years, , 10 Years,
, Class A, , $709, , $1,058, , $1,430, , $2,472,
, Class C, , $318, , $999, , $1,800, , $3,891,
, Class Z, , $117, , $376, , $655, , $1,450,
, Institutional Class, , $82, , $668, , $1,281, , $2,938,

You would pay the following if you did not redeem your shares:

, , Large Cap Fund, , Focused Fund
, , 1 Year, , 3 Years, , 5 Years, , 10 Years, , 1 Year, , 3
Years, , 5 Years, , 10 Years
, , , , , , , , , , , , , , , ,
Class C, , $218, , $999, , $1,800, , $3,891, , $218, , $999, ,
$1,800, , $3,891

, , , Estimated Pro Forma:,
, , , Focused Fund,
, , , 1 Year, , 3 Years, , 5 Years, , 10 Years,
, , , , , , , , , ,
, Class C, , $218, , $999, , $1,800, , $3,891,

       F.   Comparison of Performance

The following bar charts and performance tables illustrate the risks of investing in the Funds by showing changes in each Fund's performance year to year and by showing how each Fund's average annual returns compare to those of an unmanaged securities index. All performance figures reflect the reinvestment of dividends and capital gains distributions.

The Funds' past performance, both before and after taxes, does not guarantee how they will perform in the future. Performance reflects a limitation on the total expenses of the Funds pursuant to arrangements with the Funds' current and former investment advisors. The Funds' returns would have been lower if the expense limitations had not been in effect.

The performance shown in the bar chart and the Best Quarter and Worst Quarter returns for the periods shown are for the Funds'
Class Z shares. Performance for the Funds' other share classes will vary due to differences in fees and expenses.

 Large Cap Fund Year-by-Year Total Returns through December 31,
                      2007 - Class Z Shares

1998, 34.74%
1999, 11.06%
2000, 23.97%
2001, (1.41)%
2002, (24.45)%
2003, 19.12%
2004, 6.78%
2005, 1.92%
2006, 22.37%
2007, 1.69%



Best Quarter:, Q4 1998, 28.21%
Worst Quarter:, Q3 2002, (21.27)%

Focused Fund Year-by-Year Total Returns through December 31, 2007
                        - Class Z Shares

2000, 24.81%
2001, 3.44%
2002, (28.63)%
2003, 33.36%
2004, 14.13%
2005, 1.93%
2006, 22.86%
2007, 2.99%


Best Quarter:, Q1 2000, 29.53%
Worst Quarter:, Q3 2002, (18.74)%

The table below compares the Large Cap Fund's average annual total return information to the S&P 500r Index, a widely recognized, unmanaged index that measures the performance of large-cap stocks across all major industries. The table also compares the Focused Fund's average annual total return information to the S&P 500r Index and the Russell 3000r Index, a widely recognized, unmanaged index that measures the performance of the 3,000 largest U.S. companies based on total market capitalization. The Focused Fund's benchmark was changed from the Russell 3000r Index to the S&P 500r Index to more accurately reflect Liberty Ridge's management style of the Fund.

      Average Annual Total Returns as of December 31, 2007

, , , , , , , , Past
, , , , , , , , 10 Years or
, , Inception, , Past, , Past, , Since
, , Date, , 1 Year, , 5 Years, , Inception+
Large Cap Fund, , , , , , , ,
Class Z, , 12/31/96, , , , , ,
, , , , , , , ,
     Before Taxes, , , , 1.69%, , 10.04%, , 8.35%
, , , , , , , ,
     After Taxes on Distributions, , , , 1.53%, , 9.88%, , 6.52%
, , , , , , , ,
     After Taxes on Distributions, , , , , , , ,
     and Sale of Fund Shares, , , , 1.10%, , 8.70%, , 6.10%
, , , , , , , ,
Class A, , 9/30/03, , , , , ,
, , , , , , , ,
     Before Taxes, , , , (4.40%), , N/A, , 7.87%
, , , , , , , ,
Class C, , 9/30/03, , , , , ,
, , , , , , , ,
     Before Taxes, , , , (0.35%), , N/A, , 8.57%
, , , , , , , ,
Institutional Class, , 12/20/06, , , , , ,
, , , , , , , ,
     Before Taxes, , , , 1.66%, , N/A, , 1.29%
, , , , , , , ,
S&P 500r Index, , , , , , , ,
, , , , , , , ,
     (Reflects No Deduction for, , , , , , , ,
     Fees, Expenses or Taxes), , , , 5.49%, , 12.83%, , 5.91%
, , , , , , , ,
Focused Fund, , , , , , , ,
Class Z, , 2/12/99, , , , , ,
, , , , , , , ,
     Before Taxes, , , , 2.99%, , 14.44%, , 11.73%
, , , , , , , ,
     After Taxes on Distributions, , , , 1.85%, , 14.15%, ,
11.08%
, , , , , , , ,
     After Taxes on Distributions and, , , , , , , ,
     Sale of Fund Shares, , , , 2.30%++, , 12.57%, , 10.03%
, , , , , , , ,
Class A, , 9/30/03, , , , , ,
, , , , , , , ,
     Before Taxes, , , , (3.13%), , N/A, , 11.32%
, , , , , , , ,
Class C, , 9/30/03, , , , , ,
, , , , , , , ,
     Before Taxes, , , , 0.99%, , N/A, , 12.03%
, , , , , , , ,
Institutional Class, , 12/20/06, , , , , ,
, , , , , , , ,
     Before Taxes, , , , 3.01%, , N/A, , 2.34%
, , , , , , , ,
Russell 3000r Index, , , , , , , ,
, , , , , , , ,
     (Reflects No Deduction for, , , , , , , ,
     Fees, Expenses or Taxes), , , , 5.14%, , 13.63%, , 13.12%
, , , , , , , ,
S&P 500r Index, , , , , , , ,
, , , , , , , ,
     (Reflects No Deduction for, , , , , , , ,
     Fees, Expenses or Taxes), , , , 5.49%, , 12.83%, , 3.67%
, , , , , , , ,
+ Returns are for past 10 years or since inception, whichever is less. Index returns for the Large Cap Fund is for past 10
   years.   Index returns for the Focused Fund are since February
   12, 1999.
++ When  the return After Taxes on Distributions and Sale of Fund
   Shares   is   greater   than  the  return   After   Taxes   on
   Distributions, it is because of realized losses. If realized losses occur upon the sale of Fund shares, the capital loss is recorded as a tax benefit, which increases the return.

After-tax performance is shown for Class Z shares. After-tax performance for the Fund's other share classes will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

                           THE MERGER

       A.   Information About The Merger

Shareholders of the Large Cap Fund are being asked to approve the Plan of Reorganization, which sets forth the terms and conditions under which the Merger will be implemented. The Plan of Reorganization provides for the reclassification and change of the issued and outstanding Large Cap Fund shares into Focused Fund shares. If shareholders of the Large Cap Fund approve the Plan of Reorganization and other closing conditions are satisfied, all of the assets and liabilities of the Large Cap Fund will become the assets and liabilities of the Focused Fund, and the issued and outstanding Class A, Class C, Institutional Class and Class Z shares of the Large Cap Fund will be converted into Class A, Class C, Institutional Class and Class Z shares, respectively, of the Focused Fund that have a net asset value equal to the value of the Large Cap Fund net assets immediately prior to the Merger. The value of each Large Cap Fund shareholder's account in the Focused Fund immediately after the Merger will be the same as the value of such shareholder's account with Large Cap Fund immediately prior to the Merger.

The value of the Large Cap Fund's assets to be acquired and the amount of its liabilities to be assumed by the Focused Fund and the NAV of a share of the Large Cap Fund will be determined as of the close of regular trading on the NYSE on the Closing Date, after the declaration of any dividends on the Closing Date (described below), and will be determined in accordance with the valuation procedures described in the Trust's and the Funds' currently effective prospectus and statement of additional information. The Closing Date is expected to be on or about April 25, 2008.

As soon as practicable after the Closing Date, the Large Cap Fund will distribute pro rata to its shareholders of record the shares of the Focused Fund it receives in the Merger, so that each shareholder of the Large Cap Fund will receive a number of full and fractional shares of the Focused Fund equal in value to his or her holdings in the Large Cap Fund, and the Large Cap Fund will be liquidated. Such distribution will be accomplished by opening accounts on the books of the Focused Fund in the names of the corresponding Large Cap Fund shareholders and by transferring thereto the shares of the Focused Fund previously credited to the account of the Large Cap Fund on those books. Each shareholder account shall be credited with the pro rata number of the Focused Fund's shares due to that shareholder. Accordingly, immediately after the Merger, each former shareholder of the Large Cap Fund will own shares of the Focused Fund that will be equal to the value of that shareholder's shares of the Large Cap Fund as of the Closing Date. Any special options (for example, automatic investment plans on current Large Cap Fund shareholder accounts) will automatically transfer to the new accounts.

The implementation of the Merger is subject to a number of conditions as set forth in the Plan of Reorganization, including approval of the shareholders of the Large Cap Fund. The Plan of Reorganization also requires receipt of a tax opinion indicating that, for federal income tax purposes, the Merger qualifies as a tax-free reorganization. The Plan of Reorganization may be terminated and the Merger abandoned at any time prior to the Closing Date by the Board if it is determined that the Merger would disadvantage either of the Funds. Please review the Plan of Reorganization carefully. A copy of the Plan of Reorganization is attached as Appendix I to this Prospectus/Proxy Statement.

The Focused Fund is classified as a non-diversified investment portfolio of Old Mutual Funds II, an open-end series management investment company registered under the 1940 Act. The principal offices of Old Mutual Funds II are located in Denver, Colorado, and the telephone number is 888-772-2888.

       B.   Reasons for the Merger

The Board of Old Mutual Funds II, including each of the independent trustees, determined that the reorganization of the Large Cap Fund into the Focused Fund would be in the best interests of both Funds and their shareholders and that the interests of the shareholders of each Fund would not be diluted as a result of the Merger.

In evaluating the proposed Merger, the Board considered a number of factors, including:

     - The compatibility of the investment objectives and principal investment strategies of the two Funds.

-    The relative size and investment performance of each Fund.
- That capital loss carryforwards available to offset future capital gains of the Large Cap Fund would succeed to the Focused
Fund assuming the Merger qualifies as a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended.
- Whether the interests of either Fund's current shareholders would be diluted in connection with the proposed Merger.
- The potential benefits of the Merger to shareholders of each Fund.
- The continuity of management given that Old Mutual Capital and Liberty Ridge are the advisor and sub-advisor, respectively, to both Funds.
- Old Mutual Capital's agreement to extend the expense limitations for the Focused Fund's Class A, Class C,
Institutional Class and Class Z shares to 1.40%, 2.15%, 0.80% and 1.15%, respectively, through March 31, 2009.
-    Equal or potentially lower expense ratio for the combined
Fund resulting from increased asset levels and corresponding economies of scale.
- Old Mutual Capital's belief that the combined Fund will have improved marketability based upon its historical performance record and thus will be better poised to attract new assets and enable shareholders to benefit from economies of scale.
- The potential operating efficiencies that may result from combining the Funds.
- The tax consequences of the Merger, including the tax-free nature of the Merger for Federal income tax purposes, so shareholders should not realize a tax gain or loss as a direct result of the Merger.
     - The high percentage of portfolio holdings continuity between the Funds.

In addition to the foregoing, the Board noted that approximately 81% of the Large Cap Fund is comprised of portfolio holdings that are also held by the Focused Fund, and that approximately 95% of the Focused Fund is comprised of portfolio holdings that are also held by the Large Cap Fund. Given the high percentage of overlapping securities between the two Funds, the Board considered this a positive factor in determining that it would be appropriate to consolidate the Funds in an effort to take advantage of potential economies of scale.

Old  Mutual Capital advised the Board that although the  Class  Z and Institutional Class shares' gross annual operating expenses of the Focused Fund are higher than the corresponding gross annual operating expenses of the Large Cap Fund, the expense cap for the Focused Fund's Class Z shares is the same as the expense cap for the Large Cap Fund's Class Z shares and the expense cap for the Focused Fund's Institutional Class shares is lower than the expense cap for the Large Cap Fund's Institutional Class shares. Therefore, operating expenses for Large Cap Fund Class Z shareholders would not increase as a result of the merger and operating expenses for Large Cap Fund Institutional Class shareholders would decrease as a result of the merger. In addition, Old Mutual Capital advised the Board that it had agreed to extend the expense caps for all share classes through March 31, 2009.

Old Mutual Capital advised the Board that in light of the compatibility of investment objectives and principal investment strategies, continuity of management, extension of the expense limitations through March 31, 2009, better historical performance and high level of holdings continuity, the merger of Large Cap Fund into Focused Fund would be in the best interests of both Funds and their shareholders and that the interests of the shareholders of each Fund would not be diluted as a result of the Merger. After considering alternatives for the future of the Large Cap Fund, the Board concluded that the Large Cap Fund should be merged into the Focused Fund.

       C.   Federal Income Tax Consequences

The following is a general summary of the material Federal income tax consequences of the Merger and is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing Treasury regulations thereunder, current administrative rulings of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change. The principal Federal income tax consequences that are expected to result from the Merger, under currently applicable law, are as follows:

     - The Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

     - No gain or loss will be recognized by the Large Cap Fund upon the reclassification of its assets to the Focused Fund;

     - No gain or loss will be recognized by any shareholder of the Large Cap Fund upon the exchange of shares of the Large Cap Fund solely for shares of the Focused Fund;

- The tax basis of the shares of the Focused Fund to be received by a shareholder of the Large Cap Fund will be the same as the tax basis of the shares of the Large Cap Fund surrendered in exchange therefor;
- The holding period of the shares of the Focused Fund to be received by a shareholder of the Large Cap Fund will include the holding period for which such shareholder held the shares of the Large Cap Fund exchanged therefor, provided that such shares of the Large Cap Fund are capital assets in the hands of such shareholder as of the date the Merger is consummated;
- No gain or loss will be recognized by the Focused Fund upon the issuance of its shares as consideration for the reclassification of the assets of the Large Cap Fund as part of the assets of the Focused Fund;
- The tax basis of the assets of the Large Cap Fund in the hands of the Focused Fund will be the same as the tax basis of such assets in the hands of the Large Cap Fund immediately prior to the Merger;
- The holding period of the assets of the Large Cap Fund to be received by the Focused Fund will include the holding period of such assets in the hands of the Large Cap Fund immediately prior to the Merger; and
- Pursuant to Sections 381(a) and (b) of the Code and Sections 1.381(a)-1 and 1.381(b)-1 of the Income Tax Regulations, the tax year of the Large Cap Fund will end on the date the Merger is consummated and the Focused Fund will succeed to and take into account the items of the Large Cap Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the regulations thereunder.
Old Mutual Funds II has not requested and will not request an advance ruling from the IRS as to the Federal income tax consequences of the Merger. As a condition to closing, the law firm Ballard Spahr Andrews & Ingersoll, LLP ("BSA&I") shall have rendered a favorable opinion to Old Mutual Funds II as to the foregoing Federal income tax consequences of the Merger, which opinion will be conditioned upon the accuracy, as of the date of closing, of certain representations made by Old Mutual Funds II
upon  which  BSA&I  will  rely  in rendering  its  opinion.   The
conclusions reached in BSA&I's opinion could be jeopardized if the representations of Old Mutual Funds II are incorrect in any material respect.

The Large Cap Fund has capital loss carryforwards available to offset future capital gains of approximately $83,739,414 as of September 30, 2007. Absent realized capital gain net income, approximately $83,739,000 of these capital loss carryforwards will expire in the fiscal years ending March 31, 2011. Under
Section 381 of the Code, the Focused Fund would succeed to the capital loss carryforwards of the Large Cap Fund if, as described above, the transfer of the assets of the Large Cap Fund to the Focused Fund qualifies as a "reorganization" under Section 368(a) of the Code. No additional limitation will be imposed on the utilization of these capital loss carryforwards by the Focused Fund if the Reorganization is consummated.

The Focused Fund has de minimis capital loss carryforwards available to offset future capital gains as of September 30, 2007.

The description of the Federal income tax consequences of the Reorganization provided above is made without regard to the particular facts and circumstances of any shareholder of the Large Cap Fund. Large Cap Fund shareholders are urged to consult their own tax advisors as to the specific consequences to them of the Reorganization, including the applicability and effect of state, local, foreign and other tax laws.

       D.   Other Conditions

Completion of the Merger is subject to various conditions, including the following:

     - All consents, approvals, permits and authorizations required to be obtained from governmental authorities, including the SEC and state securities commissions, to permit the parties to carry out the transactions contemplated by the Plan of Reorganization shall have been received;

     - The Plan of Reorganization and related Trust matters shall have been approved by the affirmative vote of a majority of the outstanding voting securities of the Large Cap Fund shareholders present at the Special Meeting. This means the lesser of:
          (a) the affirmative vote of 67% or more of the voting securities of the Large Cap Fund present or represented by proxy at the Special Meeting, if the holders of more than 50% of the outstanding voting securities of the Large Cap Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of the Large Cap Fund;

- The net assets of the Large Cap Fund to be acquired by the Focused Fund shall constitute at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Large Cap Fund immediately prior to the reclassification;
- The dividend or dividends as described in the Plan of Reorganization shall have been declared;
- Old Mutual Funds II and the Large Cap Fund shall have received an opinion of BSA&I to the effect that consummation of the transactions contemplated by the Plan of Reorganization will constitute a "reorganization" within the meanings of Section 368(a) of the Code, and that the shareholders of the Large Cap Fund will recognize no gain or loss to the extent that they receive shares of the Focused Fund in exchange for their shares of the Large Cap Fund in accordance with the Plan of Reorganization; and
- Old Mutual Funds II shall have received an opinion of BSA&I addressed to and in form and substance satisfactory to Old Mutual Funds II, to the effect that the Plan of Reorganization has been duly authorized and approved by all requisite action of Old Mutual Funds II and the holders of the shares of the Large Cap Fund.
       E.   Shareholders' Rights

The Large Cap Fund and the Focused Fund are each separate series of shares of beneficial interest of Old Mutual Funds II, a Delaware statutory trust. Since both Funds are part of the same entity, there are no differences in shareholders' rights. Shareholders are entitled to participate equally in dividends and distributions declared by the Board with respect to a class of shares and, upon liquidation, to participate proportionately in a Fund's net assets allocable to a class after satisfaction of the outstanding liabilities allocable to that class. Fractional shares of the Focused Fund have proportionately the same rights, including voting rights as are provided for full shares.

Each Large Cap Fund shareholder is entitled to one vote for each dollar of NAV of shares held as of the Record Date.

       F.   Capitalization

The following table sets forth as of September 30, 2007 (i) the capitalization of the Large Cap Fund's Class A shares, (ii) the capitalization of the Focused Fund's Class A shares and (iii) the pro forma capitalization of the Focused Fund's Class A shares as adjusted to give effect to the transactions contemplated by the Plan of Reorganization:

, , Large Cap Fund Class A Shares, , Focused Fund Class A Shares,
                                ,
            Adjustment, , Focused Fund Class A Shares
Pro Forma
, , , , , , , ,
Net Assets, , $670,926, , $3,387,027, , $-, , $4,057,953
Shares Outstanding, , 40,515, , 131,326, , (14,500), , 157,341
Net Asset Value Per Shares, , $16.56, , $25.79, , , , $25.79

The following table sets forth as of September 30, 2007 (i) the capitalization of the Large Cap Fund's Class C shares, (ii) the capitalization of the Focused Fund's Class C shares and (iii) the pro forma capitalization of the Focused Fund's Class C shares as adjusted to give effect to the transactions contemplated by the Plan of Reorganization:

, , Large Cap Fund Class C Shares, , Focused Fund Class C Shares,
                                ,
            Adjustment, , Focused Fund Class C Shares
Pro Forma
, , , , , , , ,
Net Assets, , $73,748, , $436,619, , $-, , $510,367
Shares Outstanding, , 4,528, , 17,372, , (1,593), , 20,307
Net Asset Value Per Shares, , $16.29, , $25.13, , , , $25.13

The following table sets forth as of September 30, 2007 (i) the capitalization of the Large Cap Fund's Class Z shares, (ii) the capitalization of the Focused Fund's Class Z shares and (iii) the pro forma capitalization of the Focused Fund's Class Z shares as adjusted to give effect to the transactions contemplated by the Plan of Reorganization:

, , Large Cap Fund Class Z Shares, , Focused Fund Class Z Shares,
                                ,
            Adjustment, , Focused Fund Class Z Shares
Pro Forma
, , , , , , , ,
Net Assets, , $80,849,416, , $24,048,541, , $-, , $104,897,957
Shares Outstanding, , 4,862,644, , 925,890, , (1,749,459), ,
4,039,075
Net Asset Value Per Shares, , $16.63, , $25.97, , , , $25.97



The following table sets forth as of September 30, 2007 (i) the capitalization of the Large Cap Fund's Institutional Class shares, (ii) the capitalization of the Focused Fund's Institutional Class shares and (iii) the pro forma capitalization of the Focused Fund's Institutional Class shares as adjusted to give effect to the transactions contemplated by the Plan of
Reorganization:

  , , Large Cap Fund Institutional Class Shares, , Focused Fund
                  Institutional Class Shares, ,
      Adjustment, , Focused Fund Institutional Class Shares
Pro Forma
, , , , , , , ,
Net Assets, , $318 , , $321 , ,  $-   , , $639
Shares Outstanding, , 19, , 12, , (6), , 25
Net Asset Value Per Shares, , $63 , , $25.98 , , , , $25.98

                OTHER INFORMATION ABOUT THE FUNDS

       A.   Investment Advisor and Sub-Advisor

Old Mutual Capital, located at 4643 South Ulster Street, Suite 600, Denver, Colorado 80237, is the investment advisor to both Funds. Old Mutual Capital was organized in 2004 and is a subsidiary of Old Mutual (US) Holdings Inc. ("OMUSH"), which is an indirect wholly-owned subsidiary of Old Mutual plc, a London Stock Exchange listed international financial services firm. Old Mutual Capital managed approximately $4.9 billion in mutual fund assets as of December 31, 2007.

Liberty Ridge, located at 1205 Westlakes Drive, Suite 230, Berwyn, Pennsylvania 19312, is the sub-advisor to the Large Cap Fund and the Focused Fund. Liberty Ridge was appointed sub-
advisor to the Funds effective January 1, 2006. Prior to that date, Liberty Ridge was the investment advisor to Old Mutual Funds II. Liberty Ridge manages and supervises the investments of the Large Cap Fund and the Focused Fund on a discretionary basis, subject to the supervision of Old Mutual Capital. Liberty Ridge is a wholly-owned subsidiary of OMUSH and an affiliate of Old Mutual Capital. Liberty Ridge managed approximately $424 million in assets as of December 31, 2007.

Old Mutual Capital was appointed investment advisor to the Funds effective January 1, 2006. As investment advisor, Old Mutual Capital oversees the investment decisions made by Liberty Ridge, including monitoring the performance, security holdings and portfolio trading. Old Mutual Capital also oversees Liberty Ridge's compliance with prospectus limitations and other relevant investment restrictions. In addition to providing investment advisory services to the Funds, Old Mutual Capital provides certain administrative services for the Funds. Each Fund pays Old Mutual Capital a management fee which is calculated daily and paid monthly at the annual rate of 0.75% of the Fund's average daily net assets. In exchange for providing sub-advisory services, Liberty Ridge is entitled to receive a fee from Old Mutual Capital equal to equal to 0.40% of the average daily net assets of each Fund.

The basis for the Board's approval of the management agreement with Old Mutual Capital and the sub-advisory agreement with Liberty Ridge is contained in the Funds' Annual Report to shareholders dated March 31, 2007.

Information   regarding   material  pending   legal   proceedings
involving the Funds' former advisor and the Funds is contained in the Funds' current prospectus, included as Appendix II.

       B.   Portfolio Manager

The portfolio manager for the Funds is Jerome J. Heppelmann, CFA. Mr. Heppelmann joined Liberty Ridge in 1994 as a Vice President of Marketing/Client Service and since 1997 has been a member of Liberty Ridge's investment team. Prior to joining Liberty Ridge, Mr. Heppelmann worked in the Investment Advisory Group for SEI Investments. The Funds' statement of additional information dated November 19, 2007, which is incorporated herein by reference, provides additional information about the structure and method of Mr. Heppelmann's compensation.

       C.   Financial Highlights

Shown below are the financial highlights for Class A, Class C, Institutional Class and Class Z shares of the Large Cap Fund and the Focused Fund for the fiscal years ended March 31, 2003 through March 31, 2007 audited by PricewaterhouseCoopers, LLP. The "Report of Independent Registered Public Accounting Firm" and financial statements are included in the Large Cap Fund's and the Focused Fund's annual report to shareholders for the fiscal year ended March 31, 2007. The Large Cap Fund's and the Focused Fund's annual report to shareholders dated March 31, 2007 is available without charge upon request to Old Mutual Funds II at the address or telephone number appearing on the cover page of this Prospectus/Proxy Statement.


, Net Asset Value Beginning of Period , Net Investment Income (Loss) , , Realized and Unrealized Gains or (Losses) on Securities , , Total from Operations , Dividends from Net Investment Income , Distributions from Capital Gains , Total Dividends and Distributions
Old Mutual Large Cap Fund, , , , , , ,
Class A, , , , , , , , ,
2007,  $       13.12 ,  $           0.04 , 1,  $          2.19 , ,  $
2.23 ,  $            (0.03),  $                 -   ,  $            (0.03)
2006,  $       12.12 ,  $           0.05 , 1,  $          0.99 , ,  $
1.04 ,  $            (0.04),  $                 -   ,  $            (0.04)
2005,  $       11.92 ,  $           0.06 , 1,  $          0.24 , ,  $
0.30 ,  $            (0.10),  $                 -   ,  $            (0.10)
2004 ++,  $       11.08 ,  $           0.05 , 1,  $          0.93 , ,  $
0.98 ,  $            (0.14),  $                 -   ,  $            (0.14)
, , , , , , , , ,
Class C, , , , , , , , ,
2007,  $       13.02 ,  $         (0.06), 1,  $          2.17 , ,  $
2.11 ,  $                 -   ,  $                 -   ,  $                 -
2006,  $       12.09 ,  $         (0.05), 1,  $          0.98 , ,  $
0.93 ,  $                 -   ,  $                 -   ,  $                 -
2005,  $       11.89 ,  $         (0.03), 1,  $          0.25 , ,  $
0.22 ,  $            (0.02),  $                 -   ,  $            (0.02)
2004 ++,  $       11.08 ,  $           0.01 , 1,  $          0.92 , ,  $
0.93 ,  $            (0.12),  $                 -   ,  $            (0.12)
, , , , , , , , ,
Class Z, ,  , , , , , , ,
2007,  $      13.13 ,  $         0.09 , 1,  $          2.19 , ,  $         2.28
,  $        (0.05),  $               -   ,  $         (0.05)
2006,  $      12.13 ,  $         0.08 , 1,  $          0.99 , ,  $         1.07
,  $        (0.07),  $               -   ,  $         (0.07)
2005,  $      11.93 ,  $         0.08 , 1,  $          0.25 , ,  $         0.33
,  $        (0.13),  $               -   ,  $         (0.13)
2004,  $        9.50 ,  $         0.15 , 1,  $          2.43 , ,  $         2.58
,  $        (0.15),  $               -   ,  $         (0.15)
2003,  $      13.34 ,  $         0.13 , 1,  $       (3.82), ,  $        (3.69),
$        (0.15),  $               -   ,  $         (0.15)
, , , , , , , , ,
Institutional Class, ,  , ,  , ,  ,  ,  ,
20072,  $      15.68 ,  $         0.03 , 1, $       (0.33), , $        (0.30),
$             -   , $               -   , $               -

, Redemption Fees , Net Asset Value End of Period , Total Return +, , Net Assets End of Period (000) , Ratio of Net Expenses to Average Net Assets *, , Ratio of Gross Expenses to Average Net Assets ^^^ *, Ratio of Net Investment Income (Loss) to Average Net Assets *, Portfolio Turnover Rate +
, , , , , , , , , ,
Class A, , , , , , , , , ,
2007,  $                 -   ,  $      15.32 , 16.99%, ,  $         374 , 1.40%,
, 4.48%, 0.29%, 176.89%
2006,  $                 -   ,  $      13.12 , 8.61%, ,  $           61 , 1.48%,
, 1.49%, 0.38%, 77.33%
2005,  $                 -   ,  $      12.12 , 2.50%, ,  $           56 , 1.46%,
, 1.46%, 0.47%, 152.98%
2004 ++,  $                 -   ,  $      11.92 , 8.91%, ,  $           54 ,
1.45%, , 1.46%, 0.86%, 252.96%
, , , , , , , , , ,
Class C, , , , , , , , , ,
2007,  $                 -   ,  $      15.13 , 16.21%, ,  $         125 , 2.15%,
, 7.38%, (0.42)%, 176.89%
2006,  $                 -   ,  $      13.02 , 7.69%, ,  $           59 , 2.23%,
, 2.24%, (0.37)%, 77.33%
2005,  $                 -   ,  $      12.09 , 1.81%, ,  $           55 , 2.21%,
, 2.21%, (0.29)%, 152.98%
2004 ++,  $                 -   ,  $      11.89 , 8.49%, ,  $           54 ,
2.20%, , 2.21%, 0.11%, 252.96%
, , , , , , , , , ,
Class Z, , , , , , , , , ,
2007,  $               -   ,  $   15.36 , 17.32%, ,  $  101,625 , 1.15%, ,
1.22%, 0.58%, 176.89%
2006,  $               -   ,  $   13.13 , 8.86%, ,  $    83,294 , 1.23%, ,
1.24%, 0.64%, 77.33%
2005,  $               -   ,  $   12.13 , 2.73%, ,  $  122,043 , 1.21%, , 1.21%,
0.69%, 152.98%
2004,  $               -   ,  $   11.93 , 27.20%, ,  $  214,710 , 1.20%, ,
1.21%, 1.34%, 252.96%
2003,  $               -   ,  $     9.50 , (27.73)%, ,  $  283,989 , 1.20%, ,
1.20%, 1.18%, 428.30%
, , , , , , , , , ,
Institutional Class, ,  , , ,    , , , , ,
20072, $               -   , $   15.38, (1.91)%, , $             -, 0.87%, ,
2,589.54%, 0.68%, 176.89%
, , , , , , , , , ,
, , , , , , , , , ,

, Net Asset Value Beginning of Period , Net Investment Income (Loss) , , Realized and Unrealized Gains or (Losses) on Securities , , Total from Operations , Dividends from Net Investment Income , Distributions from Capital Gains , Total Dividends and Distributions
Old Mutual Focused Fund, , , , , , ,
Class A, , , , , , , , ,
2007,  $       20.29 ,  $           0.12 , 1,  $          3.03 , ,  $
3.15 ,  $            (0.05),  $                 -   ,  $            (0.05)
2006,  $       18.55 ,  $         (0.03), 1,  $          1.81 , ,  $
1.78 ,  $            (0.04),  $                 -   ,  $            (0.04)
2005,  $       17.17 ,  $           0.03 , 1,  $          1.35 , ,  $
1.38 ,  $                 -   ,  $                 -   ,  $                 -
2004 ++,  $       14.79 ,  $         (0.03), 1,  $          2.41 , ,  $
2.38 ,  $                 -   ,  $                 -   ,  $                 -
, , , , , , , , ,
Class C, , , , , , , , ,
2007,  $       19.95 ,  $         (0.07), 1,  $          3.00 , ,  $
2.93 ,  $                 -   ,  $                 -   ,  $                 -
2006,  $       18.34 ,  $         (0.17), 1,  $          1.78 , ,  $
1.61 ,  $                 -   ,  $                 -   ,  $                 -
2005,  $       17.10 ,  $         (0.10), 1,  $          1.34 , ,  $
1.24 ,  $                 -   ,  $                 -   ,  $                 -
2004 ++,  $       14.79 ,  $         (0.09), 1,  $          2.40 , ,  $
2.31 ,  $                 -   ,  $                 -   ,  $                 -
, , , , , , , , ,
Class Z, , , , , , , , ,
2007,  $      20.36 ,  $         0.13 , 1,  $            3.10 , ,  $
3.23 ,  $        (0.06),  $               -   ,  $         (0.06)
2006,  $      18.61 ,  $         0.02 , 1,  $            1.82 , ,  $
1.84 ,  $        (0.09),  $               -   ,  $         (0.09)
2005,  $      17.19 ,  $         0.07 , 1,  $            1.35 , ,  $
1.42 ,  $             -   ,  $               -   ,  $               -
2004,  $      12.01 ,  $       (0.02), 1,  $            5.20 , ,  $         5.18
,  $             -   ,  $               -   ,  $               -
2003,  $      16.20 ,  $       (0.02), ,  $          (4.17), ,  $        (4.19),
$             -   ,  $               -   ,  $               -
, , , , , , , , ,
Institutional Class,  ,  , , , ,  ,  ,  ,
20072, $      24.26, $         0.06, 1, $          (0.78), , $        (0.72), $
-   , $               -   , $               -

, Redemption Fees , Net Asset Value End of Period , Total Return +, , Net Assets End of Period (000) , Ratio of Net Expenses to Average Net Assets *, , Ratio of Gross Expenses to Average Net Assets ^^^ *, Ratio of Net Investment Income (Loss) to Average Net Assets *, Portfolio Turnover Rate +
, , , , , , , , , ,
Class A, , , , , , , , , ,
2007,  $                 -   ,  $      23.39 , 15.52%, ,  $      3,265 , 1.40%,
, 1.73%, 0.50%, 95.63%
2006,  $                 -   ,  $      20.29 , 9.59%, ,  $           69 , 1.64%,
, 1.72%, (0.15)%, 110.47%
2005,  $                 -   ,  $      18.55 , 8.04%, ,  $           63 , 1.74%,
, 1.87%, 0.20%, 192.04%
2004 ++,  $                 -   ,  $      17.17 , 16.09%, ,  $           58 ,
1.77%, , 1.85%, (0.36)%, 240.63%
, , , , , , , , , ,
Class C, , , , , , , , , ,
2007,  $                 -   ,  $      22.88 , 14.69%, ,  $         238 , 2.15%,
, 5.22%, (0.33)%, 95.63%
2006,  $                 -   ,  $      19.95 , 8.78%, ,  $           67 , 2.39%,
, 2.47%, (0.90)%, 110.47%
2005,  $                 -   ,  $      18.34 , 7.25%, ,  $           62 , 2.49%,
, 2.62%, (0.55)%, 192.04%
2004 ++,  $                 -   ,  $      17.10 , 15.62%, ,  $           58 ,
2.52%, , 2.60%, (1.11)%, 240.63%
, , , , , , , , , ,
Class Z, , , , , , , , , ,
2007,  $               -   ,  $   23.53 , 15.85%, ,  $    25,555 , 1.15%, ,
1.44%, 0.57%, 95.63%
2006,  $               -   ,  $   20.36 , 9.88%, ,  $    17,566 , 1.39%, ,
1.47%, 0.08%, 110.47%
2005,  $               -   ,  $   18.61 , 8.26%, ,  $    19,724 , 1.49%, ,
1.62%, 0.42%, 192.04%
2004,  $               -   ,  $   17.19 , 43.13%, ,  $    26,574 , 1.50%, ,
1.54%, (0.15)%, 240.63%
2003,  $               -   ,  $   12.01 , (25.86)%, ,  $    23,293 , 1.50%, ,
1.50%, (0.23)%, 281.70%
, , , , , , , , , ,
Institutional Class ,  ,  , , , , , , , ,
20072, $               -   , $   23.54, (2.97)%, , $             -   , 0.83%, ,
2,604.40%, 0.91%, 95.63%
, , , , , , , , , ,

*, Ratios for periods of less than one year have been annualized.
+, For periods less than one year, total return and portfolio turnover rate have not been annualized.
++, Class A and Class C shares commenced operations on September 30, 2003.
^^^, Legal, printing and/or compliance audit expenses relating to the SEC and NYAG examinations and the Civil Litigation described in the "Litigation" section of this prospectus were incurred and the Advisor and/or Liberty Ridge has paid these expenses on behalf of the Trust. Had the Advisor and/or Liberty Ridge not paid these expenses, the expenses for the Funds would have been higher than what is reflected in the financial highlights for the years ended March 31, 2007, 2006, 2005 and 2004.
1, Per share calculations were performed using average shares for the period.
2, Class commenced operations on December 20, 2006.


Amounts designated as "-" are either $0 or have been rounded to $0.
       D.   Additional Information About the Funds

For more information about Old Mutual Funds II, the Large Cap Fund and the Focused Fund, please refer to the Funds' current prospectus, included as Appendix II. Please see the "Fund Summaries - Old Mutual Focused Fund" section of the prospectus for further information regarding the Focused Fund's performance and expenses. Please see the "The Investment Advisor and Sub-Advisors" section for further information regarding management of the Focused Fund. Please see the "About Your Investment" section for further information regarding share pricing, purchase and redemption of shares, dividends and distribution arrangements for shares.

                    OWNERSHIP OF FUND SHARES

Listed below is the name, address and percent ownership of each person who, to the knowledge of Old Mutual Funds II, owned beneficially or of record 5% or more of the outstanding shares of the Large Cap Fund as of January 1, 2008:


                         Title of Class,
Name and Address, Amount and Nature of Beneficial Ownership*,
Percent of Class
Class A, , ,
, NATIONWIDE TRUST COMPANY FSB
C/O IPO PORTFOLIO ACCOUNTING
PO BOX 182029
COLUMBUS OH  43218-2029
                           , 7,728.17
                            , 16.70%

, PERSHING LLC
P.O. BOX 2052
JERSEY CITY, NJ  07303-2052
                           , 3,354.49
                             , 7.25%

, MS&CO FBO
2654 W HORIZON RIDGE PARKWAY
SUITE B5-268
HENDERSON NV  89052-2803
                           , 3,066.29
                             , 6.63%

, A G EDWARDS & SONS INC
1 N JEFFERSON AVE
SAINT LOUIS MO  63103-2287
                           , 2,393.15
                             , 5.17%

Class C, , ,
, LPL FINANCIAL SERVICES CUST
9785 TOWNE CENTRE DR
SAN DIEGO CA  92121-1968
                           , 1,857.24
                            , 33.07%

, MERRILL LYNCH
4800 DEER LAKE DR E FL 2
JACKSONVILLE FL  32246-6484
                           , 1,088.01
                            , 19.37%

, A G EDWARDS & SONS INC
1 N JEFFERSON AVE
SAINT LOUIS MO  63103-2287
                            , 528.28
                             , 9.41%

, LPL FINANCIAL SERVICES CUST
9785 TOWNE CENTRE DR
SAN DIEGO CA  92121-1968
                            , 484.50
                             , 8.63%

, A G EDWARDS & SONS C/F
347 GREENWAY AVE
NEWBURY PARK CA  91320-4822
                            , 470.11
                             , 8.37%

Class Z, , ,
, CHARLES SCHWAB & CO. INC.
ATTN: MUTUAL FUND DEPARTMENT
101 MONTGOMERY STREET
SAN FRANCISCO, CA  94104-4151
                         , 1,537,500.02
                            , 34.82%

, NATIONAL FINANCIAL SERVICES CORP
FOR THE EXCLUSIVE BEN OF OUR CUST.
200 LIBERTY ST. ONE WORLD FIN. CNTR.
ATTN: MUTUAL FUNDS DEPT. 5TH FL
NEW YORK, NY  10281
                          , 867,690.64
                            , 19.65%

, AMERICAN UNITED LIFE INS. COMPANY
P.O. BOX 1995
INDIANAPOLIS, IN  46206-9102
                          , 360,509.96
                             , 8.16%

Institutional Class, , ,
, OLD MUTUAL CAPITAL, INC.
FBO OLD MUTUAL (US) HOLDINGS
4743 SOUTH ULSTER STREET, SUITE 600
DENVER, CO 80237
                                ,

                              19.28
, 100.00%
     * None of the shares are known to be shares which the named beneficial owner has the right to acquire pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of
       1934.

Listed below is the name, address and percent ownership of each person who, to the knowledge of Old Mutual Funds II, owned beneficially or of record 5% or more of the outstanding shares of the Focused Fund as of January 1, 2008:


                         Title of Class,
Name and Address, Amount and Nature of Beneficial Ownership*,
Percent of Class
Class A, , ,
, PERSHING LLC
P.O. BOX 2052
JERSEY CITY, NJ  07303-2052
                           , 52,151.72
                            , 35.87%

, MERRILL LYNCH
4800 DEER LAKE DR E FL 2
JACKSONVILLE FL  32246-6484
                           , 18,249.58
                            , 12.55%

Class C, , ,
, MERRILL LYNCH
4800 DEER LAKE DR E FL 2
JACKSONVILLE FL  32246-6484
                           , 12,253.09
                            , 55.52%

, FIRST CLEARING, LLC
1 INLET TER
SEAVILLE NJ  08230-1506
                           , 3,518.09
                            , 15.94%

, STATE STREET BK & TR CO CUST
125 PLANTERS DR
GAFFNEY SC  29341-3541
                           , 1,249.89
                             , 5.66%

Class Z, , ,
, CHARLES SCHWAB & CO. INC.
ATTN: MUTUAL FUND DEPARTMENT
101 MONTGOMERY STREET
SAN FRANCISCO, CA  94104-4151
                          , 196,028.51
                            , 22.01%

, NATIONAL FINANCIAL SERVICES CORP
FOR THE EXCLUSIVE BEN OF OUR CUST.
200 LIBERTY ST. ONE WORLD FIN. CNTR.
ATTN: MUTUAL FUNDS DEPT. 5TH FL
NEW YORK, NY  10281
                          , 125,024.75
                            , 14.04%

, PERSHING LLC
P.O. BOX 2052
JERSEY CITY, NJ  07303-2052
                           , 53,568.46
                             , 6.02%

Institutional Class, , ,
, OLD MUTUAL ASSET ALLOCATION MODERATE GROWTH PORTFOLIO
4643 SOUTH ULSTER STREET, SUITE 600
DENVER, CO 80237
                          , 388,292.63
                            , 38.46%

, OLD MUTUAL ASSET ALLOCATION GROWTH PORTFOLIO
4643 SOUTH ULSTER STREET, SUITE 600
DENVER, CO 80237
                          , 356,216.54
                            , 35.28%

, OLD MUTUAL ASSET ALLOCATION BALANCED PORTFOLIO
4643 SOUTH ULSTER STREET, SUITE 600
DENVER, CO 80237
                          , 226,538.23
                            , 22.44%

     * None of the shares are known to be shares which the named beneficial owner has the right to acquire pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of
       1934.

The beneficial ownership of shares of the Large Cap Fund or the Focused Fund by trustees and officers of Old Mutual Funds II as a group constituted less than 1% of the outstanding shares of each Fund as of January 1, 2008.

                          LEGAL MATTERS

Certain legal matters concerning Old Mutual Funds II and its participation in the Merger, the issuance of shares of the Focused Fund in connection with the Merger and the tax consequences of the Merger will be opined upon by Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103-7599.

  INFORMATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

This Prospectus/Proxy Statement and the related statement of additional information do not contain all the information set forth in the registration statements, the exhibits relating thereto and the annual reports that Old Mutual Funds II has filed with the SEC pursuant to the requirements of the Securities Act of 1933 and the 1940 Act, to which reference is hereby made. The SEC file number for the Old Mutual Funds II registration statement containing the current prospectuses and statement of additional information relating to both the Large Cap Fund and the Focused Fund is Registration No. 2-99810.

Old Mutual Funds II is subject to the informational requirements of the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements, registration statements and other information filed by Old Mutual Funds II (including the registration statement of Old Mutual Funds II relating to the Focused Fund on Form N-14 of which this Prospectus/Proxy Statement is a part and which is hereby incorporated by reference) may be inspected without charge and copied at the public reference facilities maintained by the SEC in Washington, D.C., 20549-0102, and at the following regional office of the SEC: 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the SEC at the prescribed rates. The SEC maintains a website at http://www.sec.gov that contains information regarding Old Mutual Funds II and other registrants that file electronically with the SEC.

                       VOTING INFORMATION

The  Large  Cap  Fund expects to solicit proxies  principally  by mail, but may also solicit proxies by telephone, facsimile, telegraph or personal interview. Large Cap Fund officers will not receive any additional or special compensation for solicitation activities. The Large Cap Fund also engaged the services of Broadridge to assist in the solicitation of proxies. In all cases where a telephonic proxy is solicited, the Broadridge representative will ask for each shareholder's full name and address or the zip code or employer identification number and to confirm that the shareholder has received this Prospectus/Proxy Statement and proxy card in the mail. If the shareholder is a corporation or other entity, the Broadridge representative is required to ask for the person's title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited agrees with the information provided to Broadridge, then the Broadridge representative may explain the voting process, read the proposals listed on the proxy card, and ask for the shareholder's instructions on each proposal. Although the Broadridge representative is permitted to answer questions about the process,  he  or  she  is  not  permitted  to  recommend  to  the shareholder how to vote, but he or she may read any recommendation set forth in the Prospectus/Proxy Statement. The telephone solicitor will record the shareholder's voting instructions on the card. Within 72 hours, the shareholder will be sent a confirming letter or mailgram to confirm his or her vote and asking the shareholder to call 1-866-586-0633 immediately if his or her instructions are not correctly reflected in the confirmation.

The cost of the solicitation of proxies is anticipated to be approximately $37,000, plus expenses. This will include costs incurred in preparing, printing and mailing proxy, prospectus and other materials for the Special Meeting and proxy solicitation costs. These costs will be allocated between the Funds on a pro rata basis based on each Fund's relative net assets.

All properly executed and unrevoked proxies received in time for the Special Meeting will be voted in accordance with the instructions they contain. If no instructions are given, shares represented by proxies will be voted FOR the proposal to approve the Plan of Reorganization and in accordance with the Board's recommendations on other matters. The presence in person or by proxy of one-third of the outstanding shares of Large Cap Fund entitled to vote at the Special Meeting will constitute a quorum.

At the Special Meeting, a quorum being present, approval of the Plan of Reorganization requires the affirmative vote of the lesser of: (a) the affirmative vote of 67% or more of the voting securities of Large Cap Fund present or represented by proxy at the Special Meeting, if the holders of more than 50% of the outstanding voting securities of Large Cap Fund are present or represented by proxy; or (b) the affirmative vote of more than 50% of the outstanding voting securities of Large Cap Fund. Abstentions and broker non-votes will be counted as shares present at the Special Meeting for quorum purposes but will not be considered votes cast at the Special Meeting. As a result, they have the same effect as a vote against the Plan of
Reorganization. Broker non-votes arise from a proxy returned by a broker holding shares for a customer which indicates that the broker has not been authorized by the customer to vote on a proposal. If you return a proxy, you may revoke it at any time prior to its exercise by executing a superseding proxy or by submitting a notice of revocation to the Secretary of Old Mutual Funds II. In addition, although mere attendance at the Special Meeting will not revoke a proxy, if you attend the Special
Meeting you may withdraw your proxy and vote in person. Shareholders may also transact any other business not currently contemplated that may properly come before the Special Meeting in the discretion of the proxies or their substitutes.

Shareholders of record as of January 1, 2008, as determined as of the close of business on December 31, 2007 (the "Record Date"), are entitled to vote at the Special Meeting. On the Record Date, there were 46,270.379 Class A shares, 5,615.704 Class C shares,
19.277 Institutional Class shares and 4,415,617.310 Class Z shares of Large Cap Fund outstanding. Each share held entitles a shareholder to one vote for each dollar of net asset value of shares held by the shareholder.

This Prospectus/Proxy Statement and the accompanying proxy will be mailed on or about January 28, 2008.